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                                                                    EXHIBIT 23.8

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 1998 with respect to the combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications UK Limited for the year ended December 31, 1997, included in the Current Report on Form 8-K filed by World Access, Inc. on July 20, 1998, as amended by Amendment No. 1 thereto on Forms 8-K/A filed by World Access, Inc. on September 4, 1998, as further amended by Amendment No. 2 thereto on Form 8-K/A filed by World Access, Inc. on September 25, 1998, incorporated by reference in the Registration Statement of WAXS INC. on Form S-4 dated October 6, 1998 for the registration of its common stock.

                                          /s/  ERNST & YOUNG LLP

Atlanta, Georgia
October 5, 1998